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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): FEBRUARY 28, 2002



                     TELECOMUNICACIONES DE PUERTO RICO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        Commission File Number 333-85503


   Commonwealth of Puerto Rico                            66-0566178
  (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

     1515 F.D. Roosevelt Avenue
         Guaynabo, Puerto Rico                              00968
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)

         Registrant's telephone number, including area code 787-792-6052

                                 Not applicable
        (Former name, former address and former fiscal year, if changed since last report)


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ITEM 5.    OTHER EVENTS

INTRA-ISLAND LONG DISTANCE ACCESS RATE DISPUTE

         On February 28, 2002, the Puerto Rico Telecommunications Regulatory Board ("TRB") issued a Resolution and Order with respect to the Company requested reconsideration of the TRB October 10, 2001 order to reduce the access rates the Company charges to long distance carriers to originate and terminate intra-island long distance calls through the Company's network.

         The reconsidered order requires new rates for intra-island access to be implemented through phased rate reductions over four years (rather than 3 years in the October 10 order), and directing PRTC to make a cash refund to end-user customers.

         The prospective access rate reductions (on a two-way basis) are to take place on April 1st of each year as follows:

         April 2002: From 9.3 cents per minute to 7.9 cents per minute April 2003: From 7.9 cents per minute to 6.5 cents per minute April 2004: From 6.5 cents per minute to 5.0 cents per minute April 2005: From 5.0 cents per minute to 2.1 cents per minute

         The April 2005 rate is the same as the year 3 rate in the October 10th order.

         The reconsidered order requires PRTC to pay a $68 million refund to end-user customers. The original order required a $93 refund. The TRB calculated this amount based on the difference between the 9.3 cents and 7.9 cents rate for TRB estimated traffic from the period April 1, 2000 through March 31, 2002. The refund can be made in 12 quarterly, equal installments starting April 1, 2002.

         The Company plans to file an appeal to the Puerto Rico Circuit Court of Appeals that the TRB made errors of law and procedure in its determination of access charges and its order to make refunds.

         At this preliminary stage it is too early to assess the probability of success in the appeals process. Management believes it's appeal will be well founded and therefore a provision for the retroactive refund is not merited.


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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                         Telecomunicaciones de Puerto Rico, Inc.


                                         By: /s/ ROBERT P. HUBERTY
                                             -----------------------------------
                                         Robert P. Huberty
                                         Controller and Chief Accounting
                                         Officer



Date:  March 7, 2002